Exhibit 99.1

COMMERCIAL METALS REPURCHASES 1.9 MILLION SHARES;
ANNOUNCES NEW REPURCHASE AUTHORITY OF TWO MILLION SHARES

      Irving, TX – May 24, 2005 – The board of directors of Commercial Metals Company (NYSE: CMC) has authorized the purchase of up to 2,000,000 shares of the Company’s common stock. During April and May 2005, CMC purchased a total of 1,944,610 shares in open market transactions for a total price of approximately $50,675,000 or an average of $26.06 per share. These purchases completed a stock repurchase program last increased in March 2003. At present there are approximately 58,725,000 shares of Commercial Metals Company’s common stock issued and outstanding.

      CMC Chairman, President and Chief Executive Officer Stanley A. Rabin said, “Our view is that the stock is undervalued. This action will continue to add value for our stockholders.”

      The purchases will be made from time to time in the open market or in privately negotiated transactions at prevailing market prices. The shares will be used for general corporate purposes including various employee benefit plans and acquisitions.

      Paragraphs two and three of this news release contain forward-looking statements regarding the outlook for the Company’s financial results and stock valuation. No assurance can be given that the Company’s expectations will be realized, and actual results may differ materially from current expectations.

      Commercial Metals Company and subsidiaries manufacture, recycle and market steel and metal products, related materials and services through a network including steel minimills, steel fabrication and processing plants, construction-related product warehouses, a copper tube mill, metal recycling facilities and marketing and distribution offices in the United States and in strategic overseas markets.

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Contact:	Debbie Okle
Director, Public Relations
214.689.4354

2005-16